JOINT FILING AGREEMENT


                   The undersigned hereby agree that the Statement on Schedule 13G, dated November 23, 1998, (the "Schedule 13G"), with respect to the Common Stock, no par value, of Thoratec Laboratories Corporation is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)(iii) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 23rd day of November, 1998.


                         SULZER AG


                         By:    /s/ Roman Beran
                             ---------------------------------------------------
                         Name:  Roman Beran
                         Title: Deputy Vice President and General Counsel,
                                Head of Legal Department


                         SULZER MEDICA LTD.


                         By:    /s/ Andre Buchel
                             ---------------------------------------------------
                         Name:  Andre Buchel
                         Title: President and Chief Executive Office


                         SULZER MEDICA USA INC.


                         By:    /s/ David S. Wise
                             ---------------------------------------------------
                         Name:  David S. Wise
                         Title: Group Vice President, General Counsel and
                                Secretary